Exhibit 5.1

November 23, 2009

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Headwaters Incorporated, a Delaware corporation (the “Company”), in connection with the proposed offer to exchange (the “Exchange Offer”) up to $328,250,000 aggregate principal amount of 11 3/8% Senior Secured Notes due 2014 (the “Exchange Notes”) of Headwaters Incorporated to be registered under the Securities Act of 1933, as amended (the “Act”) for any and all of the Company’s outstanding 11 3/8% Senior Secured Notes due 2014 (the “Outstanding Notes”). The Exchange Notes are to be issued pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), filed on November 23, 2009 by the Company with the Securities and Exchange Commission under the Act. The Exchange Notes will be issued under an Indenture, dated as of October 27, 2009 (the “Indenture”), between the Company and Wilmington Trust FSB, as trustee (the “Trustee”), in substantially the form filed as Exhibit 4.1 to the Registration Statement.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee, (ii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes have been executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, (iv) the Exchange Notes have been delivered in exchange for the Outstanding Notes in the manner and for the consideration stated in the Registration Statement and the Indenture, and (v) the signatures on all documents examined by us are genuine, which assumptions we have not independently verified. Based on the foregoing, we are of the opinion that the Exchange Notes will be duly authorized and valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware (including the statutory provisions and reported judicial decisions interpreting such law) and the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP